UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 13, 2015

COMPUTER TASK GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

New York	1-9410	16-0912632
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Delaware Avenue, Buffalo, NY	14209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 882-8000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On November 13, 2015, the Registrant issued a press release announcing that its board of directors has declared a $0.06 per share quarterly dividend on the Company’s outstanding common stock, payable in cash on January 6, 2016 to shareholders of record on December 23, 2015.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2015, the Board of Directors of the Company (the “Board”) increased the size of the Board to eight members and elected Mr. James Helvey as a Class II director of the Company and Dr. Val Rahmani as a Class I director of the Company effective as of November 10, 2015. Mr. Helvey and Dr. Rhamani will hold office until the next annual meeting of shareholders and until his or her successor, if any, shall have been elected and qualified.

The Board appointed each of Mr. Helvey and Dr. Rahmani to serve as a member of the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee of the Board. The Board has affirmatively determined that each of Mr. Helvey and Dr. Rahmani is “independent” under Nasdaq listing standards.

Mr. Helvey is a partner at Cassia Capital Partners, a firm he founded in 2011. His previous work experience includes 15 years at J.P. Morgan, where he was a managing director with significant derivative and risk management responsibility. Mr. Helvey also worked at CMT Asset Management, an international asset management firm where he was a principal partner responsible for risk management and portfolio construction. He currently serves on the board for Piedmont Federal Savings Bank as a member of their audit committee and also serves as a member of the investment policy committee of the Wake Forest University Board of Trustees. He is also a director of the Wake Forest Baptist Medical Center and chairs the audit committee. Mr. Helvey has a master’s degree in International Affairs, Banking and Finance from Columbia University and a Bachelor of Arts from Wake Forest University where he earned a double major in Political Science and German. He also attended the University of Cologne in West Germany as a Fulbright Scholar.

Dr. Val Rahmani has more than 30 years of experience in the technology industry, including more than 25 years at IBM serving in numerous roles across multiple global business segments. Subsequent to her tenure at IBM, Dr. Rahmani was chief executive officer of Damballa, an Internet security software company. She currently serves on the board of Aberdeen Asset Management where she is a member of the risk and innovation committees. Dr. Rahmani earned a Master of Arts and Doctor of Philosophy in Chemistry from Oxford University.

Each of Mr. Helvey and Dr. Rahmani will receive the same compensation for service on the Board as that of the other non-employee directors of the Company. Non-employee director compensation includes a retainer of $37,500 per quarter, pro-rated for the current quarter. Upon their appointment as directors, each of Mr. Helvey and Dr. Rahmani will also be entitled to elect to defer up to 100% of their director compensation under the Non-Employee Director Deferred Compensation Plan. Although no set benefits or amounts are granted under the Non-Employee Director Deferred Compensation Plan, all amounts contributed by participants are invested, as approved by the Compensation Committee, and each participant is credited with the actual earnings of the investments.

In connection with the appointment of Mr. Helvey and Dr. Rahmani, Randall Clark and Thomas Baker have announced their intention to resign from the Board effective February 18, 2016.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated November 13, 2015 announcing quarterly dividend.

99.2	Press Release, dated November 13, 2015 announcing changes to board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER TASK GROUP, INCORPORATED

Date: November 13, 2015	By:	/s/ Peter P. Radetich
Peter P. Radetich Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated November 13, 2015 announcing quarterly dividend.

99.2	Press Release, dated November 13, 2015 announcing changes to board of directors.